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                                                                    Exhibit 2.01

                         AGREEMENT AND PLAN OF MERGER
                                 BY AND AMONG
                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                            A DELAWARE CORPORATION,
                    FRIEDMAN, BILLINGS, RAMSEY GROUP, INC.
                            A VIRGINIA CORPORATION
                                      AND
                                FBR GROUP, INC.
                            A VIRGINIA CORPORATION

                         Dated as of December 15, 1997

        AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 15, 1997, by and among Friedman, Billings, Ramsey Group, Inc., a Delaware corporation ("Old Delaware Group"), Friedman, Billings, Ramsey Group, Inc., a Virginia Corporation ("Old Virginia Group") and FBR Group, Inc., a Virginia corporation ("Surviving Corporation").

        WHEREAS, Old Delaware Group is the sole shareholder of Old Virginia Group and the Surviving Corporation.

        WHEREAS, Old Delaware Group has only one class of capital stock authorized, issued and outstanding, namely voting common stock, par value $0.01 per share.

        WHEREAS, the Board of Directors of each of Old Delaware Group, Old Virginia Group and Surviving Corporation has determined that it is in the best interests of Old Delaware Group, Old Virginia Group and Surviving Corporation, respectively, to consummate the business combination transaction provided for herein in which Old Delaware Group and Old Virginia Group will, subject to the terms and conditions set forth herein, merge with and into Surviving Corporation (the "Merger"), so that Surviving Corporation is the surviving corporation in the Merger; and

        WHEREAS, the parties desire to make agreements in connection with the Merger and also to prescribe certain conditions to the Merger;

        NOW, THEREFORE, in consideration of the premises and mutual agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

        1.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the Delaware General Corporation Law (the "DGCL") and the Virginia Stock Corporation Act (the "VSCA"), at the Effective Time (as defined in Section 1.2 hereof), Old Delaware Group and Old Virginia Group shall merge with and into Surviving Corporation. Surviving Corporation shall be the surviving corporation in the Merger, and shall continue its corporation existence under the laws of the Commonwealth of Virginia. Upon consummation of the Merger, the separate existence of Old Delaware Group and Old Virginia Group shall terminate.


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     1.2  Effective Time. Subject to the provisions of this Agreement, as soon as practicable following the date hereof, (i) the Surviving Corporation shall file a certificate of merger with the Delaware Secretary of State executed in accordance with the relevant provisions of the DGCL and (ii) the Surviving Corporation shall file articles of merger with the Virginia State Corporation Commission executed in accordance with the relevant provisions of the VSCA. The parties shall make any other filings or recordings required under the DGCL or the VSCA. The Merger shall become effective at such time (i) as the certificate of merger is duly filed with the Delaware Secretary of State, the articles of merger are duly filed with the Virginia State Corporation Commission, and the Virginia State Corporation Commission shall issue a certificate of merger with respect to the Merger in accordance with the VSCA or (ii) such other time as the parties shall agree and the Surviving Corporation shall specify in the certificate of merger duly filed with the Delaware Secretary of State and the articles of merger duly filed with the Virginia State Corporation Commission (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

     1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the DGCL and in the VSCA. The directors and officers of Surviving Corporation immediately before the Effective Time shall be the directors and officers of the Surviving Corporation following the Merger, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation.

     1.4 Manner and Basis of Converting Shares. At the Effective Time, by virtue of the Merger and without any action on the part of Surviving Corporation, Old Delaware Group, Old Virginia Group or the holder of any of the following securities:

          (a) Each share of voting common stock, par value $0.01 per share, of Old Delaware Group ("Old Shares") outstanding immediately prior to the Effective Time shall be converted into three hundred thirty (330) shares of Class B common stock, par value $0.01 per share, of the Surviving Corporation.

          (b) Each share of common stock, par value $0.01 per share, of Old Virginia Group issued and outstanding immediately prior to the Effective Time shall be cancelled.

          (c) Each share of Class B common stock, par value $0.01 per share, of Surviving Corporation issued and outstanding immediately prior to the Effective Time shall be cancelled.

          (d) All dividends declared by Old Delaware Group before the Effective Time, payable to shareholders of Old Delaware Group of record as of a record date before the Effective Time, and unpaid as of the Effective Time, shall constitute debts of the Surviving Corporation payable to such shareholders of Old Delaware Group as of such record date in accordance with the terms of the relevant dividend declarations of Old Delaware Group.

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     1.5    Amendment of Articles of Incorporation of the Surviving Corporation.
At the Effective Time, Section 1.1 of Article 1 of the Articles of Incorporation of the Surviving Corporation shall be amended in its entirety to read as follows:

                  1.1 Name. The name of the corporation is Friedman, Billings, Ramsey Group, Inc. (the "Corporation").

     1.6 Articles of Incorporation of Surviving Corporation. At the Effective Time, the Articles of Incorporation of the Surviving Corporation in effect as of the Effective Time, as amended as set forth in Section 1.5 above, shall be the Articles of Incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or under applicable law.

     1.7 Conditions to the Merger. Consummation of the Merger is conditioned upon the following: (i) approval of this Agreement by the shareholders of each of the Surviving Corporation. Old Delaware Group and Old Virginia Group and (ii) satisfaction of any and all other requirements of applicable law.

     1.8 Abandonment or Termination. This Agreement may be abandoned or terminated at any time before the Effective Time (including, without limitation, before or after approval of this Agreement by the shareholders of any of the parties to this Agreement) by the mutual consent of the parties hereto in a written instrument, if the Board of Directors of each so determines by a vote of a majority of all of its members.

     1.9 Effect of Abandonment or Termination. In the event of abandonment or termination of this Agreement as provided in Section 1.8, this Agreement shall forthwith become void and have no effect, and no party hereto nor any of their respective officers or directors shall have any liability of any nature whatsoever hereunder, or in connection with the transactions contemplated hereby.

     1.10 Severability: No Third Party Beneficiaries. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable. This Agreement is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

     1.11 Consent to Service of Process. The Surviving Corporation may be served with process in the State of Delaware in any proceeding for enforcement of any obligation of Old Delaware Group, as well as for enforcement of any obligation of the Surviving Corporation arising from the Merger, including any suit or other proceeding to enforce the right of any stockholder as determined in appraisal proceedings pursuant to the provisions of Section 262 of the DGCL and it does hereby irrevocably appoint the Secretary of State of Delaware as its agent to accept service of


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process in any such suit or proceeding. The address to which a copy of such process shall be mailed by the Secretary of State is Potomac Tower, 1001 Nineteenth Street North, Arlington, VA 22209.



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        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.


                                FRIEDMAN, BILLINGS, RAMSEY GROUP,
                                INC., a Delaware corporation


                                By: /s/ Eric F. Billings
                                   ----------------------------------
                                     Name:  Eric F. Billings
                                     Title: Vice Chairman & COO


                                FRIEDMAN, BILLINGS, RAMSEY GROUP,
                                INC., a Virginia corporation


                                By: /s/ Emanuel J. Friedman
                                   ----------------------------------
                                     Name:  Emanuel J. Friedman
                                     Title: Chairman & CEO



                                FBR GROUP, INC., a Virginia corporation


                                By: /s/ W. Russell Ramsey
                                   ----------------------------------
                                     Name:  W. Russell Ramsey
                                     Title: President

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